Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Record Fourth Quarter and Fiscal 2022 Results

VONORE, Tenn. – September 8, 2022 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2022 fourth quarter and year ended June 30, 2022.

Fourth Quarter Highlights:

▪	Seventh consecutive record-setting quarter.
▪	Net sales for the fourth quarter increased to $217.7 million, up 39.9% from the prior-year period.
▪	Net income was $11.5 million, or $0.63 per diluted share.
▪	Diluted Adjusted Net Income per share, a non-GAAP measure, was $1.77, up 80.6%.
▪	Adjusted EBITDA, a non-GAAP measure, increased to $44.6 million, up 65.6%.
▪	Share repurchases of $4.0 million during the quarter.
▪	Non-cash impairment charges of $23.8 million related to our NauticStar segment.

Full Year Highlights:

▪	The most profitable fiscal year in the Company’s history.
▪	Net sales increased to $707.9 million, up 34.6% from the prior-year period.
▪	Net income was $58.2 million, or $3.12 per diluted share.
▪	Diluted Adjusted Net Income per share, a non-GAAP measure, was $4.54, up 37.2%.
▪	Adjusted EBITDA, a non-GAAP measure, increased to $121.1 million, up 30.5%.
▪	Share repurchases of $25.5 million during the fiscal year.

Fred Brightbill, Chief Executive Officer and Chairman, commented, “For the second consecutive year we achieved record-setting results, introduced an array of new and innovative products across our brands, produced industry-leading organic sales growth, and gained market share, all while navigating arguably one of the most challenging business environments in recent history. These results would not have been possible without the hard work and dedication of our team who continue to execute against our strategic priorities.”

Brightbill continued, “We delivered record-setting performances for each quarter, which culminated in record net sales and adjusted earnings for the full year. We grew our net sales by nearly 35 percent and our diluted adjusted earnings per share by more than 37 percent year-over-year, all on an organic basis. This exceptional performance was enabled by a year-over-year unit increase of more than 14 percent for the full year, resulting in the most wholesale units ever sold by the Company.”

Fourth Quarter Results

For the fourth quarter of 2022, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $217.7 million, up $62.1 million from the fourth quarter of 2021.  The increase was primarily due to increased sales volumes and higher prices. Higher option and content sales and favorable model mix also contributed to higher net sales.

Gross margin increased 140 basis points to 25.3 percent in the fourth quarter 2022 from 23.9 percent in the fourth quarter 2021.  The increase was mainly due to increased sales volumes and higher prices, partially offset by inflationary pressures that drove material costs higher.

Operating expenses increased $25.0 million for the fourth quarter of fiscal 2022, compared to the prior-year period primarily as a result of intangible and fixed asset impairment charges of $23.8 million related to our NauticStar segment. Additionally, non-recurring third-party consulting fees were recognized at our NauticStar segment related to an effort to improve operational efficiency and increase throughput.

Net income was $11.5 million for the fourth quarter, compared to $16.5 million in the prior-year period. Diluted net income per share was $0.63, compared to $0.87 for the fourth quarter of fiscal 2021.  Adjusted Net Income increased to $32.1 million for the fourth quarter, or $1.77 per diluted share, compared to $18.5 million, or $0.98 per diluted share, in the prior-year period.

Adjusted EBITDA was $44.6 million for the fourth quarter of fiscal 2022, compared to $27.0 million in the prior-year period.  Adjusted EBITDA margin was 20.5 percent for the fourth quarter, up from 17.3 percent for the prior-year period, primarily due to higher net sales.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Fiscal 2022 Results

For fiscal 2022, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $707.9 million, up $182.1 million from fiscal 2021.  The increase was primarily due to increased sales volume and higher prices. Higher option and content sales and favorable model mix also contributed to higher net sales.

Gross margin declined 180 basis points to 22.9 percent for fiscal 2022 from 24.7 percent in fiscal 2021. Lower margins were the result of supply chain disruptions, inflationary pressures, and operational challenges that drove material and overhead costs higher and were most pronounced at our NauticStar segment.

Operating expenses increased to $84.5 million for fiscal 2022, up $30.5 million compared to the prior-year period. During fiscal 2022, a $1.1 million goodwill impairment charge was recorded in the Aviara segment and $23.8 million was recorded in the NauticStar segment for impairment of other intangible assets and fixed assets. Additionally, despite our increased costs, selling, general, and administrative expenses as a percentage of sales have decreased compared to the prior-year period. Selling and marketing expense increased due to timing of prior-year expenses being impacted by the COVID-19 pandemic. General and administrative expense increased as a result of continued investments in information technology and product development, as well as non-recurring third-party consulting fees recognized at our NauticStar segment related to an effort to improve operational efficiency and improve throughput.

Net income was $58.2 million for fiscal 2022, compared to $56.2 million in the prior-year period.  Diluted net income per share was $3.12, compared to $2.96 for fiscal 2021.  Adjusted Net Income increased to $84.6 million for fiscal 2022, or $4.54 per diluted share, compared to $62.8 million, or $3.31 per diluted share, in the prior-year period.

Adjusted EBITDA was $121.1 million for fiscal 2022, compared to $92.8 million in the prior-year period. Adjusted EBITDA margins were higher year-over-year for each of our segments, except NauticStar, which was heavily impacted by supply chain disruption, inflationary pressures, and other operational challenges.  The dilutive impact on margins from NauticStar more than offset the margin improvements at MasterCraft, Crest, and Aviara. As a result, our consolidated Adjusted EBITDA margin was 17.1 percent for fiscal 2022, down from 17.6 percent for the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Brightbill, “Looking forward, the potential for a weakening economy has caused us to approach our wholesale production plan for fiscal 2023 with a prudent level of conservatism. Even so, if our business performs to the lower end of our guidance range, we will deliver the second-best year in the history of our Company in terms of both revenue and earnings. Furthermore, as we clearly demonstrated during the past two years, our highly flexible business model will allow us to adjust our production plan and generate outstanding financial results should retail demand outpace our initial expectations.”

For fiscal year 2022, the Company had consolidated net sales of $707.9 million, including $66.3 million attributable to the NauticStar segment. Beginning with our fiscal first quarter of 2023, we will report the financial results of the NauticStar segment as discontinued operations, separate from the results of our continuing operations. As such, the following outlook represents expectations for our continuing operations only.

The Company’s outlook is as follows:

•

For full year fiscal 2023, consolidated net sales are expected to be between $580 million and $615 million, with Adjusted EBITDA between $105 million and $115 million, and Adjusted Earnings per share of between $3.89 and $4.31. We expect capital expenditures to be approximately $30 million for the full year.

•

For fiscal first quarter 2023, consolidated net sales are expected to be approximately $165 million, with Adjusted EBITDA of approximately $33.5 million, and Adjusted Earnings per share of approximately $1.30.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal fourth quarter and full year 2022 results today, September 8, 2022, at 8:30 a.m. EDT. Participants may access the conference call live via webcast on the investor section of the Company’s website, Investors.MasterCraft.com, by clicking on the webcast icon. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its three brands, MasterCraft, Crest, and Aviara. Through these three brands, MasterCraft Boat Holdings has leading market share positions in two of the fastest growing segments of the powerboat industry – performance sport boats and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its three brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.CrestPontoons.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning the resilience of our business model; and our intention to drive value and accelerate growth.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the potential effects of the COVID-19 pandemic on the Company, supply chain disruptions, inflationary pressures, general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain, the successful introduction of our new products and geopolitical conflicts. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed with the Securities and Exchange Commission (the “SEC”) on September 2, 2021, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three Months and Fiscal Year Ended June 30, 2022

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		Year Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021

Net sales	$217,652	$155,532	$707,862	$525,808
Cost of sales	162,643	118,291	545,500	395,837
Gross profit	55,009	37,241	162,362	129,971
Operating expenses:
Selling and marketing	3,336	3,432	14,624	13,021
General and administrative	11,079	9,781	40,960	37,049
Amortization of other intangible assets	988	987	3,988	3,948
Impairments	23,833	—	24,933	—
Total operating expenses	39,236	14,200	84,505	54,018
Operating income	15,773	23,041	77,857	75,953
Other expense:
Interest expense	391	748	1,471	3,392
Loss on extinguishment of debt	—	733	—	733
Income before income tax expense	15,382	21,560	76,386	71,828
Income tax expense	3,891	5,026	18,172	15,658
Net income	$11,491	$16,534	$58,214	$56,170

Earnings per share:
Basic	$0.64	$0.88	$3.15	$2.99
Diluted	$0.63	$0.87	$3.12	$2.96
Weighted average shares used for computation of:
Basic earnings per share	17,952,267	18,822,231	18,455,226	18,805,464
Diluted earnings per share	18,155,449	19,021,220	18,636,512	18,951,521

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	June 30,	June 30,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$34,203	$39,252
Accounts receivable, net of allowances of $274 and $115, respectively	25,602	12,080
Income tax receivable	—	355
Inventories, net	78,639	53,481
Prepaid expenses and other current assets	7,666	5,059
Total current assets	146,110	110,227
Property, plant and equipment, net	61,747	60,495
Goodwill	28,493	29,593
Other intangible assets, net	37,418	59,899
Deferred income taxes	21,525	15,130
Deferred debt issuance costs, net	406	507
Other long-term assets	1,353	609
Total assets	$297,052	$276,460
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$28,050	$23,861
Income tax payable	4,600	726
Accrued expenses and other current liabilities	57,649	46,836
Current portion of long-term debt, net of unamortized debt issuance costs	2,873	2,866
Total current liabilities	93,172	74,289
Long-term debt, net of unamortized debt issuance costs	53,676	90,277
Unrecognized tax positions	6,358	3,830
Operating lease liabilities	198	276
Total liabilities	153,404	168,672
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,061,437 shares at June 30, 2022 and 18,956,719 shares at June 30, 2021	181	189
Additional paid-in capital	96,584	118,930
Retained earnings (accumulated deficit)	46,883	(11,331)
Total stockholders' equity	143,648	107,788
Total liabilities and stockholders' equity	$297,052	$276,460

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended			For Years Ended
	June 30,	June 30,		June 30,	June 30,
	2022	2021	Change	2022	2021	Change
	(Dollars in thousands)

Unit sales volume:
MasterCraft	1,027	955	7.5%	3,596	3,301	8.9%
Crest	895	708	26.4%	3,156	2,467	27.9%
NauticStar	416	320	30.0%	1,365	1,387	(1.6)%
Aviara(a)	29	10	190.0%	100	42	138.1%
Consolidated	2,367	1,993	18.8%	8,217	7,197	14.2%
Net sales:
MasterCraft	$147,283	$104,687	40.7%	$466,027	$350,812	32.8%
Crest	39,402	33,318	18.3%	140,859	102,688	37.2%
NauticStar	20,436	14,510	40.8%	66,253	59,846	10.7%
Aviara(a)	10,531	3,017	249.1%	34,723	12,462	178.6%
Consolidated	$217,652	$155,532	39.9%	$707,862	$525,808	34.6%
Net sales per unit:
MasterCraft	$143	$110	30.0%	$130	$106	22.6%
Crest	44	47	(6.4)%	45	42	7.1%
NauticStar	49	45	8.9%	49	43	14.0%
Aviara(a)	363	302	20.2%	347	297	16.8%
Consolidated	92	78	17.9%	86	73	17.8%
Gross margin	25.3%	23.9%	140 bps	22.9%	24.7%	(180) bps

(a)

Beginning with the first quarter of fiscal 2022, our chief operating decision maker began to manage our business, allocate resources, and evaluate performance based on the changes that were made in the Company’s management structure in connection with the transition of Aviara production to our Merritt Island facility. As a result, the Company realigned its reportable segments to MasterCraft, Crest, NauticStar, and Aviara.

Non-GAAP Measures

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include impairment charges, share-based compensation, operational improvement initiative costs, Aviara transition costs, and debt refinancing charges. We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as net income adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. For the periods presented herein, these adjustments include impairment charges, income tax expense, amortization of acquisition intangibles, share-based compensation, operational improvement initiative costs, Aviara transition costs, and debt refinancing charges.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share, which we refer to collectively as the Non-GAAP Measures, are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, or U.S. GAAP. The Non-GAAP Measures are not measures of performance in accordance with U.S. GAAP and should not be considered as an alternative to net income, net income per share, or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. GAAP, provides a more complete understanding of factors and trends affecting our business than does U.S. GAAP measures alone.  We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and the Non-GAAP Measures do not reflect any cash requirements for such replacements;

•	The Non-GAAP Measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	The Non-GAAP Measures do not reflect changes in, or cash requirements for, our working capital needs;
•	The Non-GAAP Measures do not reflect our tax expense or any cash requirements to pay income taxes;
•	The Non-GAAP Measures do not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

The Non-GAAP Measures do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of net income as determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA, and net income margin (expressed as a percentage of net sales) to Adjusted EBITDA margin (expressed as a percentage of net sales) for the periods indicated:

	Three Months Ended				For the Years Ended
	June 30,	% of Net	June 30,	% of Net	June 30,	% of Net	June 30,	% of Net
	2022	sales	2021	sales	2022	sales	2021	sales
	(Dollars in thousands)				(Dollars in thousands)
Net income	$11,491	5.3%	$16,534	10.6%	$58,214	8.2%	$56,170	10.7%
Income tax expense	3,891		5,026		18,172		15,658
Interest expense	391		748		1,471		3,392
Depreciation and amortization	3,460		3,082		13,614		11,630
EBITDA	19,233	8.8%	25,390	16.3%	91,471	12.9%	86,850	16.5%
Impairments(a)	23,833		—		24,933		—
Share-based compensation	583		800		3,458		2,984
Operational improvement initiative(b)	984		—		1,216		—
Aviara transition costs(c)	—		—		—		2,150
Debt refinancing charges(d)	—		769		—		769
Adjusted EBITDA	$44,633	20.5%	$26,959	17.3%	$121,078	17.1%	$92,753	17.6%

(a)

Represents non-cash charges of $1.1 million recorded in the Aviara segment for impairment of goodwill and $23.8 million recorded in our NauticStar segment for impairment of other intangible assets and fixed assets.

(b)	Represents third-party consulting fees associated with the operational improvement initiative at our NauticStar segment.
(c)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida.  Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).

(d)

Represents loss recognized upon refinancing the Company’s debt in fiscal 2021.  The loss is comprised of unamortized debt issuance costs related to the previously existing credit facility and third-party legal costs associated with the refinancing.

The following table sets forth a reconciliation of net income as determined in accordance with U.S. GAAP to Adjusted Net Income for the periods indicated:

	Three Months Ended		For the Years Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
	(Dollars in thousands, except per share data)		(Dollars in thousands)
Net income	$11,491	$16,534	$58,214	$56,170
Income tax expense	3,891	5,026	18,172	15,658
Impairments(a)	23,833	—	24,933	—
Amortization of acquisition intangibles	961	961	3,881	3,842
Share-based compensation	583	800	3,458	2,984
Operational improvement initiative(b)	984	—	1,216	—
Aviara transition costs(c)	—	—	—	2,150
Debt refinancing charges(d)	—	769	—	769
Adjusted Net Income before income taxes	41,743	24,090	109,874	81,573
Adjusted income tax expense(e)	9,602	5,541	25,271	18,762
Adjusted Net Income	$32,141	$18,549	$84,603	$62,811

Adjusted net income per common share
Basic	$1.79	$0.99	$4.58	$3.34
Diluted	$1.77	$0.98	$4.54	$3.31
Weighted average shares used for the computation of (f):
Basic Adjusted net income per share	17,952,267	18,822,231	18,455,226	18,805,464
Diluted Adjusted net income per share	18,155,449	19,021,220	18,636,512	18,951,521

(a)

Represents non-cash charges of $1.1 million recorded in the Aviara segment for impairment of goodwill and $23.8 million recorded in our NauticStar segment for impairment of other intangible assets and fixed assets.

(b)	Represents third-party consulting fees associated with the operational improvement initiative at our NauticStar segment.
(c)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida.  Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).

(d)

Represents loss recognized upon refinancing the Company’s debt in fiscal 2021.  The loss is comprised of unamortized debt issuance costs related to the previously existing credit facility and third-party legal costs associated with the refinancing.

(e)	Reflects income tax expense at an income tax rate of 23.0% for each period presented.
(f)

Represents the Weighted Average Shares Used for the Computation of Basic and Diluted earnings per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per diluted share for all periods presented herein.

The following table presents the reconciliation of net income per diluted share to Adjusted Net Income per diluted share for the periods presented:

	Three Months Ended		For the Years Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
Net income per diluted share	$0.63	$0.87	$3.12	$2.96
Impact of adjustments:
Income tax expense	0.22	0.27	0.98	0.83
Impairments(a)	1.31	—	1.34	—
Amortization of acquisition intangibles	0.05	0.05	0.21	0.20
Share-based compensation	0.03	0.04	0.19	0.16
Operational improvement initiative(b)	0.05	—	0.07	—
Aviara transition costs(c)	—	—	—	0.11
Debt refinancing charges(d)	—	0.04	—	0.04
Adjusted Net Income per diluted share before income taxes	2.29	1.27	5.91	4.30
Impact of adjusted income tax expense on net income per diluted share before income taxes(e)	(0.52)	(0.29)	(1.37)	(0.99)
Adjusted Net Income per diluted share	$1.77	$0.98	$4.54	$3.31

(a)

Represents non-cash charges of $1.1 million recorded in the Aviara segment for impairment of goodwill and $23.8 million recorded in our NauticStar segment for impairment of other intangible assets and fixed assets.

(b)	Represents third-party consulting fees associated with the operational improvement initiative at our NauticStar segment.
(c)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida.  Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).

(d)

Represents loss recognized upon refinancing the Company’s debt in fiscal 2021.  The loss is comprised of unamortized debt issuance costs related to the previously existing credit facility and third-party legal costs associated with the refinancing.

(e)	Reflects income tax expense at an income tax rate of 23.0% for each period presented.

Investor Contact:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Chief Revenue Officer

Email: investorrelations@mastercraft.com

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